Chapter I General Provisions

Article 1 According to the Law of the People’s Republic of China on Foreign Investment Enterprises, the Company Law of the People’s Republic of China, the Xiamen Special Economic Zone Commercial Registration Regulations and relevant laws, decrees and regulations, Hongkong Internet Financial Services Limited has established CIFS (XIAMEN) FINANCIAL LEASING CO., LTD. in Xiamen, China, and has formulated the Articles of Association.

Article 2 Name of company: In Chinese: 盈信普惠（厦门）融资租赁有限公司;

In English: CIFS (XIAMEN) FINANCIAL LEASING CO., LTD.

Domicile: D0753, Unit 3, Floor 4, No. 45, Haijing Second South Road, Xiamen Area (Bonded Port Area), China Fujian Pilot Free Trade Zone;

The domicile of the Company shall be the address for service of legal instruments. In the event that the place of business is inconsistent with its domicile, the Company shall file the place of business or apply for the registration of a branch in a timely manner in accordance with relevant provisions.

Article 3 The investors of the company is: Hongkong Internet Financial Services Limited

Name: Hongkong Internet Financial Services Limited; Registered address: Room 806, Building 2, Cheung Sha Wan Plaza, 833 Cheung Sha Wan Road, Kowloon, Hong Kong.

Article 4 The Company is a limited liability company, and the investor’s responsibility to the enterprise is limited to the registered capital.

Article 5 The Company is a Chinese corporate legal person under the governance and protection of the Chinese laws, and all of its activities must comply with the laws, regulations and rules of China.

Chapter II Purpose and Scope of Business

Article 6 The purpose of the Company is to strengthen cross-strait economic and trade, promote cross-strait economic and trade development, and promote the harmonious development of cross-strait relations.

Article 7 Business Scope: Finance leasing business, leasing business; purchase of leased properties from home and abroad; salvage value disposal and maintenance of the leased property, leasing transaction consulting and guarantee services; other finance leasing business approved by the approval authority; concurrently engaged in the business factoring business related to main business; business consulting; wholesale of other mechanical equipment and electronic products; other unspecified retail business (excluding the items subject to licensing approval); import and export of goods and technologies (catalogues of imported and exported goods are not attached), excluding the imported and exported goods and technologies that are limited or prohibited by the state; wholesale of the Category III medical equipment; retail of category III medical device; wholesale of the Category I medical devices; wholesale of the Category II medical devices; retail of category I medical devices; retail of category II medical devices.

Chapter III Registered Capital

Article 8 The registered capital of the company is RMB 200 million.

Article 9 The capital contributions of the investors of the Company are as follows: RMB 200,000,000 in currency, equivalent to the foreign exchange contribution of RMB 200,000,000.

Article 10 The registered capital of the Company shall be paid in full by May 17, 2048.

Article 11 The Company shall hire an accountant registered in the People’s Republic of China to verify the capital and issue the capital verification report after each installment of capital contribution is made.

Article 12 The increase, transfer or disposal of the Company’s registered capital shall be submitted to the original registration authority for approval and registration of changes after the discussion of the shareholder.

Article 13 No individual of the Company may embezzle, transfer or occupy the capital and property of the Company in any form.

Chapter IV Company’s Organization and Producing Method, Producing Method, Right and Procedure Rules

Article 14 The Company does not set up the Board of shareholders. Shareholders exercise the following powers in accordance with the “Company Law”:

(1) Determining the Company’s operational guidelines and investment plans;

(2) Appointing and changing the executive directors and determining the matters concerning their remuneration;

(3) Appointing and changing the supervisors, and determining the matters concerning their remuneration;

(4) Approving the report of the executive directors;

(5) Approving the report of the supervisor;

(6) Approving the annual financial budget plans and final account plans of the Company;

(7) Approving the profit distribution plans and loss recovery plans of the Company;

(8) Making resolutions on the increase or decrease of the Company’s registered capital;

(9) Making resolutions on the issuance of the Company’s bonds;

(10) Making decisions on the merger, dissolution, liquidation of the Company or change of Company’s form;

(11) Formulate or amend the Articles of Association of the company;

(12) Other rights prescribed in the Articles of Association.

When the shareholders make the decision on change of above matters, they shall adopt the written form and the decision signed by shareholders is filed with the company for the record.

Article 15 The Company does not have a board of directors, and has one executive director. The executive director may concurrently serve as the company manager. The Executive Director shall be delegated by the shareholders. The executive director serves a term of three years, and may be re-appointed by shareholder at the expiry of term of office.

Article 16 The Executive Director is responsible for the shareholder by exercising the following functions and powers:

(1) Implementing resolutions adopted by the shareholder;

(2) Working out the company’s business and investment plans;

(4) Working out the Company’s profit distribution plans and loss recovery plans;

(5) Working out the Company’s plan for increase or decrease of the registered capital and issue of bond;

(6) Working out the plans for the merger, division and dissolution or the change in corporate form of the Company;

(7) Determining the establishment of the Company’s internal management structure;

(8) Working out the basic management system of the Company;

(9) Sign relevant documents on behalf of the company;

Article 17 The Company shall have one manager which may be concurrently held by the executive director, or may be appointed or dismissed by the shareholders. The manager shall be responsible for the shareholder and exercise the following rights:

(1) Preside over the Company’s production and operation management;

(2) Organizing the execution of the Company’s annual business plans and investment plans;

(3) Drafting plans on the establishment of the internal management organs of the Company;

(4) Drafting the Company’s basic management system;

(5) Formulating the rules and regulations of the Company.

(6) Proposing the appointment or dismissal of the Company’s vice general manager and financial principal;

(7) Deciding on the hiring or dismissing of the persons-in-charge other than those who shall be decided by the executive director;

Article 18 The Company has one supervisor who shall be appointed by the shareholder. The Supervisor shall exercise the functions and powers according to the Company Law.

The term of office of a supervisor shall be three years. A supervisor may be re-elected upon further appointment by the shareholders upon expiration of the term of office of the supervisor. The costs required for the Company’s supervisor to exercise the right shall be borne by the Company.

The executive director and senior executives of the Company shall not take the supervisor of the Company.

Chapter V Company’s Legal Representative

Article 19 The Company’s legal representative shall be served by the executive director.

Article 20 The function and power of the legal representative of the Company are as follows:

(1) Sign relevant documents on behalf of the company;

(2) In the event of emergency, such as war, serious natural disasters, etc., perform special rule and disposition to the company’s business, but such rights shall be beneficial to the company and be reported to shareholders afterwards.

Article 21 In the event that the legal representative of the Company has the cases relating to the prohibition of acting as a legal representative by laws and regulations, provisions of the State Council, the Company’s shareholders shall discharge him or her from the legal representative of the Company.

The registration for change shall be made if there is replacement of the legal representative of the company.

Chapter VI Finance, Accounting and Taxation

Article 22 The financial and accounting affairs of the Company shall be handled in accordance with the relevant laws, decrees and financial systems of the People’s Republic of China.

Article 23 The fiscal year of the Company shall be the calendar year from January 1 to December 31.

Article 24 All the accounting vouchers, books, and statements of the Company shall be written in Chinese.

Article 25 The company uses RMB as the recording currency. The conversion between RMB and other foreign currency shall be calculated at the exchange rate published by SAFE of the People’s Republic of China on the date of actual occurrence.

Article 26 The Company shall open the RMB and foreign currency accounts with the banks approved by the People’s Bank of China.

Article 27 The company shall make accounts with the internally accepted accrual system and debit-credit bookkeeping method.

Article 28 The financial accounting books of the company shall record the following main contents:

(1) The amount of all the incomes and expenses in cash of the Company;

(2) The sales and purchase of all the materials of the Company;

(3) The registered capital and liabilities of the Company;

(4) Time of payment, increase, and transfer of the registered capital of the Company

(5) Other matters that the shareholders think should be recorded.

Article 29 The financial department of the Company shall prepare the balance sheet and profit and loss statement of the previous fiscal year within the first three months of each fiscal year, which shall be reviewed and signed by the auditor and then submitted to the shareholder for review and adoption.

Article 30 The financial department of the Company shall submit the financial statements, annual balance sheets and statement of profit and loss to the relevant government departments on a regular basis in accordance with the relevant regulations and systems of the People’s Republic of China.

Article 31 The operation and financial management of the Company shall be subject to and shall provide convenience for the supervision of the competent government departments, industry and commerce, taxation and customs authorities.

Article 32 The Company shall pay various taxes in accordance with the relevant laws and regulations of China.

Article 33 All foreign exchange matters of the company shall be dealt with according to the Provisional Regulations on Managing Foreign Exchanges of the People’s Republic of China. The Company shall solve the problem foreign currency balance by its own.

Chapter VII Distribution of Profit

Article 34 The Company shall withdraw reserve fund, enterprise development fund and employee award and welfare fund from the profits for which income tax shall be paid. The withdrawal ratio and use shall be decided by the shareholders. The net profit of the Company after withdrawing the above three funds shall be the attributable profit and shall be owned to the investors.

Article 36 The profits shared the investor from the Company may be remitted abroad in accordance with the Regulations on Foreign Exchange.

Chapter VIII Employees

Article 37 issues of the recruitment, employment, dismissal, resignation, salary, welfare, labor insurance, labor protection and disciplines of the company’s staff shall be handled in accordance with related labor management regulations for foreign-funded enterprises in People’s Republic of China.

Article 38 With the consent of the local labor administrative department, the staff and workers needed by the company shall be recruited by the Company in public through interviews on a selective basis

Article 39 The Company has the right to give warnings, demerit, and pay cuts to workers who violate the company’s rules and regulations. If the circumstances are serious, the workers may be dismissed. It should be reported to the labor management department for the record.

Article 40 The Company shall sign labor contract with each employee; the wages, benefits, rewards and punishments, labor protection and labor insurance of the employee shall be specified in the labor contract according to the relevant provisions of the People’s Republic of China and the specific circumstances of the Company.

Article 41 The employees of the company shall have the right to establish labor union and conduct union activities according to the Labor Union Law of the People’s Republic of China. The company provides convenience for trade union activities

Chapter IX Insurance

Article 42 The insurances of the Company shall be purchased in the insurance company in China. The insurance coverage, insurance value and insurance period are purchased according to the relevant provisions of the insurance company.

Chapter X Term, Termination and Settlement

Article 43 The duration of the company is 30 years, which shall be counted from the date on which the business license is issued.

Article 44 Where it’s necessary to extend it when the business term expires, with the resolution of shareholder, the written application shall be filed to the original examining and approving authority at least 180 days prior to the expiry date of the joint venture duration, and the formalities shall be gone through for the change registration at the original registration authority.

Article 45 The Company may terminate its business in advance if the following circumstances occur:

(1) Inability to continue operation due to heavy losses;

(2) Inability to continue operation due to heavy losses caused by the force majeure events such as war and natural disaster;

(3) Failure to achieve the desired objectives of operation and no prospects for the future development of the joint venture company;

(4) In the event that the Company terminates its operation in advance, it shall be decided by the shareholders and reported to the original approval authority for approval.

Article 46 At expiration of operating term or early termination, the shareholder shall propose liquidation procedures and principles to carry out liquidation for property of the Company, then announce it in time.

Article 47 Before the liquidation is completed, except for the execution of liquidation, the property of the enterprise shall not be disposed of.

Article 48 After the liquidation, the company shall submit the report to the review department, complete the registration cancellation procedures in the original registration department, and return the business license.

Chapter XI Other Matters

Article 49 The Company shall submit and publish the annual report in accordance with the time and manner prescribed by the commercial registration authority.

Article 50 The Company shall designate a contact person to be responsible for disclosing the company information to the public and receiving inquiries and investigations of relevant administrative departments. The information of the contact person shall be filed with the commercial registration authority; the change of the contact person shall be re-registered with the commercial registration authority.

Chapter XII Supplementary Articles

Article 51 The amendments to the Articles of Association shall be decided by the shareholders.

Article 52 The Articles of Association are written in Chinese.

Article 53 The Articles of Association is signed in Xiamen, China on May 21, 2018.

For and on behalf of

The company provides convenience for trade union activities

Hongkong Internet Financial Services Limited

Authorized Signature(s)